As filed with the Securities and Exchange Commission on March 26, 2004            Registration No. 333-_______

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Anadys Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	22-3193172 (I.R.S. Employer Identification No.)

9050 Camino Santa Fe San Diego, California (Address of principal executive offices)	92121 (Zip code)

Anadys Pharmaceuticals, Inc.
2004 Equity Incentive Plan
2004 Non-Employee Directors’ Stock Option Plan
2004 Employee Stock Purchase Plan
2002 Equity Incentive Plan
(Full title of the plan)

Elizabeth E. Reed, Esq.
Senior Director, Legal Affairs and Secretary
Anadys Pharmaceuticals, Inc.
9050 Camino Santa Fe
San Diego, California 92121
(Name and address of agent for service)

(858) 530-3600
(Telephone number, including area code, of agent for service)

Copy to:
Thomas A. Coll, Esq.
Steven M. Przesmicki, Esq.
Cooley Godward LLP
4401 Eastgate Mall
San Diego, California 92121-9109
(858) 550-6000

CALCULATION OF REGISTRATION FEE

		Proposed
Title of Each Class		Maximum		Proposed Maximum
of Securities to	Amount to be	Offering		Aggregate		Amount of
be Registered	Registered (1)	Price per Share		Offering Price		Registration Fee
Common Stock issuable under the 2004 Equity Incentive Plan (par value $0.001 per share)	176,135 shares (2)	$7.00	(3)	$1,232,945	(3)	$156
Common Stock issuable under the 2004 Non-Employee Directors’ Stock Option Plan (par value $0.001 per share)	125,000 shares	$7.00	(3)	$875,000	(3)	$111
Common Stock issuable under the 2004 Employee Stock Purchase Plan (par value $0.001 per share)	150,000 shares	$7.00	(3)	$1,050,000	(3)	$133
Common Stock issuable under the 2002 Equity Incentive Plan (par value $0.001 per share)	1,724,607 shares (4)	$3.17	(4)	$5,467,004	(4)	$693
Total	2,175,742 shares	N/A		$8,624,949		$1,093

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “1933 Act”), this Registration Statement also registers any additional shares of the Registrant’s common stock, par value $0.001 per share (the “Common Stock”), as may become issuable under any of the plans as a result of any stock split, stock dividend, recapitalization or similar event.

(2)	Represents 176,135 shares of Common Stock initially available for future grants under the 2004 Equity Incentive Plan (the “2004 EIP”) and up to an additional number of shares that may become issuable under the 2004 EIP pursuant to its terms The 2004 EIP provides that the share reserve shall be increased by a number of shares of Common Stock equal to those shares of Common Stock that are issuable pursuant to stock awards outstanding under the 2002 Equity Incentive Plan (the “2002 EIP”) as of the effective date of the initial public offering (the “Offering”) of the Registrant’s Common Stock as set forth in the Registrant’s Prospectus filed with the Securities and Exchange Commission on March 26, 2004 pursuant to Rule 424(b) under the 1933 Act, but for the termination of the 2002 EIP as of the effective date of the Offering, would otherwise have reverted to the share reserve of the 2002 Plan upon the termination or expiration of those stock awards. No shares of Common Stock are currently reserved for issuance upon the exercise of options outstanding under the 2004 EIP because no options have yet been granted under the 2004 EIP.

(3)	This estimate is made pursuant to Rule 457(h) of the 1933 Act solely for purposes of calculating the registration fee, and is based on the initial public offering price of the Registrant’s Common Stock as set forth in the Registrant’s Prospectus filed with the Securities and Exchange Commission on March 26, 2004 pursuant to Rule 424(b) under the 1933 Act.

(4)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(h) of the 1933 Act. The Proposed Maximum Offering Price Per Share and the Proposed Maximum Aggregate Offering Price are based upon the weighted average exercise price for the 1,724,607 shares of Common Stock reserved for issuance upon the exercise of outstanding options granted under the 2002 EIP. No options are reserved for future grant under the 2002 EIP. Any shares of Common Stock reserved for issuance upon the exercise of outstanding options under the 2002 EIP that are terminated or expire unexercised will reduce the share reserve under the 2002 EIP but will increase the share reserve under the 2004 EIP by the same amount as the reduction in the 2002 EIP share reserve.

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PART I

INFORMATION REQUIRED IN THE SECTION 10 (a) PROSPECTUS

ITEM 1. PLAN INFORMATION

     Not required to be filed with this Registration Statement.

ITEM 2. REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION

     Not required to be filed with this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

     Anadys Pharmaceuticals, Inc. (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents previously filed by the Registrant with the Securities and Exchange Commission (the “Commission”):

     (a) The Registrant’s prospectus filed on March 26, 2004 pursuant to Rule 424(b) under the 1933 Act, relating to the registration statement on Form S-1 (File No. 333-110528), which contains audited financial statements for the Company’s latest fiscal year for which such statements have been filed.

     (b) The description of the Registrant’s Common Stock contained in the Registrant’s registration statement on Form 8-A filed on March 12, 2004 (File No. 000-50632) under the Securities Exchange Act of 1934, as amended, including any amendment or report filed for the purpose of updating such description.

     All documents, reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “1934 Act”) after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes that statement. Any such statement so modified or superseded shall not constitute a part of this Registration Statement, except as so modified or superseded.

ITEM 4. DESCRIPTION OF SECURITIES

     Not Applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

     The validity of the issuance of the common stock being offered by this prospectus and certain other legal matters are being passed upon for us by our counsel, Cooley Godward LLP, San Diego, California.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     We are incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law provides that a Delaware corporation may indemnify any persons who are, or are threatened to be

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made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer, director, employee or agent of such corporation, or is or was serving at the request of such person as an officer, director, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who are, or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such officer or director has actually and reasonably incurred. Our amended and restated bylaws, which will become effective upon the completion of this offering, provide for the indemnification of our directors and officers to the fullest extent permitted under the Delaware General Corporation Law.

     Section 102 of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, except for liability:

•	for any transaction from which the director derives an improper personal benefit;

•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	for acts related to unlawful stock repurchases, redemptions or other distributions or payment of dividends; or

•	for any breach of a director’s duty of loyalty to the corporation or its stockholders.

     Our amended and restated certificate of incorporation and amended and restated bylaws include such a provision. Expenses incurred by any officer or director in defending any such action, suit or proceeding in advance of its final disposition shall be paid by us upon delivery to us of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified by us.

     Section 174 of the Delaware General Corporation Law provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions. A director who was either absent when the unlawful actions were approved, or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

     As permitted by the Delaware General Corporation Law, we have entered into indemnity agreements with each of our directors and executive officers, that require us to indemnify such persons against any and all expenses (including attorneys’ fees), witness fees, damages, judgments, fines, settlements and other amounts incurred

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(including expenses of a derivative action) in connection with any action, suit or proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director, an officer or an employee of ours or any of its affiliated enterprises, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to our best interests and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

     At present, there is no pending litigation or proceeding involving any of our directors or executive officers as to which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification. We have an insurance policy covering our officers and directors with respect to certain liabilities, including liabilities arising under the Securities Act or otherwise.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

     Not applicable.

ITEM 8. EXHIBITS.

Exhibit
Number	Description
4.1	Restated Certificate of Incorporation of the Registrant, as amended. (1)

4.2	Bylaws of the Registrant, as amended. (1)

4.3	Specimen Certificate for the Registrant’s Common Stock. (1)

5.1	Opinion of Cooley Godward LLP

23.1	Consent of Ernst & Young LLP, independent auditors.

23.2	Consent of Cooley Godward LLP. Reference is made to Exhibit 5.1.

24.1	Power of Attorney. Reference is made to page 6.

99.1	Anadys Pharmaceuticals, Inc. 2004 Equity Incentive Plan and form Stock Option Agreement, as amended. (1)

99.2	Anadys Pharmaceuticals, Inc. 2004 Non-Employee Directors’ Stock Option Plan and form Stock Option Agreement, as amended. (1)

99.3	Anadys Pharmaceuticals, Inc. 2004 Employee Stock Purchase Plan and related form Offering Document, as amended. (1)

99.4	Anadys Pharmaceuticals, Inc. 2002 Equity Incentive Plan and form Stock Option Agreement, as amended. (1)

(1) Filed as an exhibit to the Registrant’s Registration Statement of Form S-1, as amended (File No. 333-110528), originally filed with the Commission on November 14, 2003, and incorporated herein by reference.

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ITEM 9. UNDERTAKINGS.

     A. The undersigned Registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement (i) to include any prospectus required by Section 10(a)(3) of the 1933 Act, (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement and (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that clauses (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference in this Registration Statement; (2) that for the purpose of determining any liability under the 1933 Act each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     C. Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers or controlling persons of the Registrant pursuant to the indemnification provisions summarized in Item 6 or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the 1933 Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

6.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California on March 26, 2004.

ANADYS PHARMACEUTICALS, INC.
By:	/s/ Elizabeth E. Reed, Esq.
Elizabeth E. Reed, Esq.
Senior Director, Legal Affairs and Secretary

POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Kleanthis G. Xanthopoulos, Ph.D. and Elizabeth E. Reed, Esq., and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) and supplements to this Registration Statement and any subsequent Registration Statement to be filed by Anadys Pharmaceuticals, Inc. pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

7.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ KLEANTHIS G. XANTHOPOULOS, PH.D. Kleanthis G. Xanthopoulos, Ph.D.	Chief Executive Officer, President and Director (Principal Executive Officer)	March 26, 2004

/s/ MICHAEL J. KAMDAR Michael J. Kamdar	(Principal Financial Officer)	March 26, 2004

/s/ HEIDI HENSON, CPA Heidi Henson, CPA	(Principal Accounting Officer)	March 26, 2004

/s/ JASON FISHERMAN, M.D. Jason Fisherman, M.D.	Chairman of the Board	March 26, 2004

/s/ CHARLES COHEN, PH.D. Charles Cohen, Ph.D.	Director	March 26, 2004

/s/ MARIOS FOTIADIS Marios Fotiadis	Director	March 26, 2004

/s/ ARGERIS N. KARABELAS, PH.D. Argeris N. Karabelas, Ph.D.	Director	March 26, 2004

Stelios Papadopoulos, Ph.D.	Director	March , 2004

George A. Scangos, Ph.D.	Director	March , 2004

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EXHIBIT INDEX

Exhibit
Number	Description
4.1	Restated Certificate of Incorporation of the Registrant, as amended. (1)

4.2	Bylaws of the Registrant, as amended. (1)

4.3	Specimen Certificate for the Registrant’s Common Stock. (1)

5.1	Opinion of Cooley Godward LLP

23.1	Consent of Ernst & Young LLP, independent auditors.

23.2	Consent of Opinion of Cooley Godward LLP. Reference is made to Exhibit 5.1.

24.1	Power of Attorney. Reference is made to page 6.

99.1	Anadys Pharmaceuticals, Inc. 2004 Equity Incentive Plan and form Stock Option Agreement, as amended. (1)

99.2	Anadys Pharmaceuticals, Inc. 2004 Non-Employee Directors’ Stock Option Plan and form Stock Option Agreement, as amended. (1)

99.3	Anadys Pharmaceuticals, Inc. 2004 Employee Stock Purchase Plan and related form Offering Document, as amended. (1)

99.4	Anadys Pharmaceuticals, Inc. 2002 Equity Incentive Plan and form Stock Option Agreement, as amended. (1)

(1)	Filed as an exhibit to the Registrant’s Registration Statement of Form S-1, as amended (File No. 333-110528), originally filed with the Commission on November 14, 2003, and incorporated herein by reference.

9.